UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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ESSEX RENTAL CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ESSEX RENTAL CORP.
1110 Lake Cook Road, Suite 220
Buffalo Grove, Illinois 60089
___________________

SUPPLEMENTAL PROXY MATERIALS
FOR
ANNUAL MEETING OF STOCKHOLDERS

to be reconvened June 9, 2015
___________________

This Supplemental Proxy Material is furnished in connection with the solicitation of proxies by the Board of Directors, also referred to as the Board, of ESSEX RENTAL CORP., a Delaware corporation, to be used at the annual meeting of stockholders (the “Meeting”) of the Company to be reconvened on Tuesday, June 9, 2015, and at any adjournment or adjournments thereof.  All references in this Supplemental Proxy Material to the “Company”, “we”, “us”, and “our” refer to Essex Rental Corp., together with its wholly-owned subsidiaries, Essex Holdings, LLC (“Holdings”), Essex Crane Rental Corp. (“Essex Crane”), Essex Finance Corp. (“Essex Finance”), CC Acquisition Holding Corp. (“CC Acquisition”), Coast Crane Company (“Coast Crane”) and Coast Crane Ltd. (“Coast Crane Ltd.”), unless the context otherwise requires.

Essex Board to Accept Nominations by Lee Keddie

The Company today announced that its Board of Directors has concluded that the nomination notice previously delivered by Lee Keddie is valid, and, as a result, Mr. Keddie will be entitled to nominate himself and John Climaco at the Company's Annual Meeting to be reconvened on June 9, 2015 at 10:00 A.M. at the offices of Essex's outside legal counsel, Brown Rudnick LLP, at Seven Times Square, 47th Floor, New York, New York. The Board reached its conclusion after investigating additional information provided by Mr. Keddie's counsel and the Company's transfer agent as recently as June 1st.
The Board unilaterally offered to add Messrs. Keddie and Climaco to the Board over three weeks ago in an effort to settle the dispute with Kevin Casey and Mr. Keddie and save the Company considerable expense and distraction. The Board thanks the Company's stockholders who attended the Annual Meeting yesterday for their patience and understanding during multiple adjournments throughout the day while the Board engaged in settlement discussions with Kevin Casey, a proponent of Mr. Keddie's nominees. After weeks of non-responsiveness to settlement offers, Mr. Casey finally reached out to the Board to engage in settlement discussions on the afternoon of June 3rd - the day before the Annual Meeting. The Board made every effort to reach mutually acceptable terms with Mr. Casey, and believed that a settlement was in sight that included the appointment to the Board of Mr. Keddie and Christopher Kinslow, who is not one of Mr. Keddie's nominees but was proposed by Mr. Casey and viewed by the Board as a stronger Board candidate than Mr. Climaco. Ultimately the Board was unwilling to accept all of Mr. Casey's demands, principally Mr. Casey's demand to be reimbursed for up to $400,000 of his expenses. The Board does not believe that a payment to Mr. Casey of any amount, let alone an amount of such a magnitude, is in any way in the interests of our stockholders.

Board Adopts Corporate Governance Changes

The Board engaged with many of the Company's stockholders over the course of the proxy solicitation period, including Mr. Casey during the settlement negotiations, and came to better understand certain stockholder concerns. Notably, in response to such stockholder sentiment, the Board has determined to take the following actions:

•	The Board will accept the decision of Edward Levy, a long-standing director and director nominee, to not stand for reelection at the Annual Meeting;

•	The Board will disband its Strategic Planning and Finance Committee;

•	As previously disclosed, the Company will not renew the New York City office agreement with Hyde Park Real Estate LLC upon its expiration in February 2016; and

•
The Board will evaluate its standing committee composition and consider the appointment of additional directors, including Mr. Keddie and/or Mr. Climaco to the extent they are qualified, to each of such committees.

The Board has been extremely responsive to stockholders' concerns at every step of this proxy campaign. The changes being implemented are intended to address stockholders' concerns, valid or otherwise, prompted by Messrs. Keddie and Casey's solicitation efforts. The Board's goal is to provide effective oversight of our management team, which has and continues to do a commendable job under difficult market conditions, and provide insightful strategic guidance and direction for our Company. The Board, as a team, will continue to lead Essex in a manner intended to drive the greatest value for our stockholders.

Continuation of the Annual Meeting on June 9, 2015

The Annual Meeting will be reconvened at 10:00 A.M. on Tuesday, June 9, 2015, at the offices of Brown Rudnick LLP, Seven Times Square, 47th Floor, New York, New York, 10036. Stockholders wishing to attend the Annual Meeting should arrive at the offices of Brown Rudnick LLP early enough to clear security and sign in to the Annual Meeting prior to the meeting reconvening at 10:00 A.M.

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In addition to attending the Annual Meeting and voting in person, stockholders may exercise their rights as stockholders to vote for nominees for director at the Annual Meeting, by signing, dating and returning the WHITE proxy card included with the Company's proxy statement mailed to stockholders on or about April 30, 2015 or by signing, dating and returning the GOLD proxy card distributed by Mr. Keddie and Mr. Casey. If you attend the Annual Meeting in person, you may, if you desire, revoke your proxy and choose to vote in person even if you had previously sent in your proxy card.

Our Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2014 are available at:
http://www.viewproxy.com/essexrental/2015